Exhibit 99.1

NEWS RELEASE

For Immediate Release

Visteon Announces Receipt of All Antitrust Approvals for Sale of Its Ownership Interest in Halla Visteon Climate Control Corp. to Hahn & Co. and Hankook Tire

Company Also Enters Into Amendment and Waiver to Credit Agreement

VAN BUREN TOWNSHIP, Mich., March 27, 2015 – Visteon Corporation (NYSE: VC) announced today that it has received all antitrust approvals required for the previously announced sale of its approximately 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company – a South Korea-based private equity company – and Hankook Tire Co. Ltd.

Antitrust authorities in China, the Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States have cleared the transaction. Completion of the transaction remains subject to the approval of Visteon’s shareholders. Visteon expects the transaction to be completed by the end of the second quarter of 2015.

The purchase price for the sale is 52,000 KRW/share of HVCC, less the fiscal 2014 dividend of 970 KRW/share. Following completion of the transaction, Visteon intends to return between $2.5 billion and $2.75 billion of cash to its shareholders through a structured series of actions including share buybacks and a special distribution, which could include a large return of capital as a primary component, minimizing taxes for shareholders. Visteon expects this series of actions to be completed within 12 months following the completion of the transaction.

Visteon also announced today that it has entered into an amendment and waiver to its credit agreement, dated as of April 9, 2014, with Citibank, N.A., as administrative agent, and certain lenders party thereto. The amendment, among other things, provides for certain changes to the credit agreement to account for Visteon’s sale of its ownership interest in HVCC.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon currently delivers value for its customers and shareholders through two technology-focused businesses: vehicle cockpit electronics and thermal management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 25,500 employees at facilities in 26 countries. Visteon had sales of $7.51 billion in 2014. Learn more at www.visteon.com.

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Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014). Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Additional Information About the Proposed HVCC Transaction and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed sale of Visteon’s interest in HVCC. In connection with the proposed transaction, Visteon filed a preliminary proxy statement with the SEC on March 5, 2015, and Visteon intends to file other relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Visteon will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VISTEON ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT VISTEON HAS FILED AND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VISTEON AND THE PROPOSED TRANSACTION. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Visteon with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the

SEC at Visteon’s website, www.visteon.com, or by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5793; or via email at bkrakowi@visteon.com.

Visteon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Visteon’s stockholders with respect to the proposed transaction. Information about Visteon’s directors and executive officers and their ownership of Visteon’s common stock is set forth in the proxy statement for Visteon’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

Contacts

Media

Jim Fisher, 734-710-5557

Mobile: 734-417-6184

jfishe89@visteon.com

Investors:

Bob Krakowiak, 734-710-5793

bkrakowi@visteon.com